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-------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 3                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
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                                  INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES               OMB NUMBER:       3235-0104
                                                                                                        EXPIRES: DECEMBER 31, 1998
                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
                                         Section 30(f) of the Investment Company Act of 1940           ----------------------------
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1. Name and Address of Reporting Person*   2. Issuer and Name AND Ticker or Trading Symbol    6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                                                                    Director                 Owner
Wang, Qiang                                   International Airline Support Group, Inc. ("YLF")   ----                  ----
---------------------------------------------------------------------------------------------   X   Officer (give            Other
    (Last)        (First)        (Middle)  3. IRS or Social Security   4. Statement for        ----          title   ---- (specify
                                          Number of Reporting          Month/Day/Year                        below)          below
                                              Person (Voluntary)                                      President and CEO
                                                                                            -------------------------------------
1954 Airport Road, Suite 200                                                January 02 2002
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,       X  (Check Applicable Line)
                                                                           Date of Original    X Form filed by One Reporting Person
                                                                                              ---
                                                                           (Month/Year)          Form filed by More than One
Atlanta,          GA                30341                                                     ---Reporting Person
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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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
1. Title of Security                           2. Amount of                       3. Owner-             4. Nature
   (Instr. 3)                                     Securities                         ship                  of In-
                                                  Beneficially                       Form:                 direct
                                                  Owned at                           Direct                Bene-
                                                  (Inst. 4)                         (D) or                 ficial
                                                                                    Indirect               Ownership
                                                                                   (Instr. 5)             (Instr. 5)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                 SEC 1474 (7-97)

                              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
                              CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
                              DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



FORM 3 (CONTINUED) TABLE II DERIVATIVE SECURITIES BENEFICIALLY OWNED(E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security     2. Date Exercis-      3.Title and Amount           4. Conversion  5. Ownership 6. Nature of
   (Instr. 3)                          able and             of Securities                 or Exercise    Form of      Indirect
                                       Expiration           Underlying Derivative         Price of       Derivative   Beneficial
                                       Date                 Security                      Derivative     Security     Ownership
                                       (Month/Day/-                                       Security       (D) or (I)   (Inst 5)
                                        Year)

                                        Date      Expira-       TITLE         Amount or
--------------------------------------  Exer-     tion                        Number of
                                        cisable   Date                        Shares

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   Incentive Stock Option               01/02/02  01/02/02    Common Stock    5,000         $0.55            D
                                                              Par value
                                                              $.001 per share
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                                                                                 /s/ Qiang Wang                 Jan 31, 2002
                                                                                -----------------------------------  -------------
**Intentional misstatements or omissions of facts constitute                      **Signature of Reporting Person       Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                           Page 2
                                                                                                                   SEC 1473 (9-98)
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